EXHIBIT 12



                                  3M COMPANY
                               AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN MILLIONS)

                               Nine
                               Months
                               Ended
                              Sep. 30,
                                2002      2001      2000      1999      1998       1997
                               ------    ------    ------    ------    ------     ------
EARNINGS
Income from continuing
  operations before income
  taxes, minority interest,
  extraordinary loss and
  cumulative effect
  of accounting change*        $2,219     2,186    $2,974    $2,880    $1,952     $3,440

Add:

Interest expense                   73       143       127       125       139         94

Interest component of the
  ESOP benefit expense             12        18        19        21        29         32

Portion of rent under
  operating leases
  representative of
  the interest component           29        39        39        37        41         41

Less:

Equity in undistributed
  income of 20-50 percent
  owned companies                   7         5        10         4         4          3
                               ------    ------    ------    ------    ------     ------

TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES              $2,326    $2,381    $3,149    $3,059    $2,157     $3,604
                               ======    ======    ======    ======    ======     ======

FIXED CHARGES

Interest on debt                   74       150       141       135       139         94

Interest component of
   the ESOP benefit
   expense                         12        18        19        21        29         32

Portion of rent under
   operating leases
   representative of
   the interest component          29        39        39        37        41         41
                               ------    ------    ------    ------    ------     ------

TOTAL FIXED CHARGES            $  115    $  207    $  199    $  193    $  209     $  167
                               ======    ======    ======    ======    ======     ======

RATIO OF EARNINGS
TO FIXED CHARGES                 20.2      11.5      15.8      15.8      10.3       21.6

* Nine months ended September 30, 2002, and year 2001 include non-recurring net pre-tax losses of $202 million and $504 million, respectively, primarily related to the 2001 restructuring plan. 2000 includes a non-recurring net pre-tax loss of $23 million. 1999 includes a non-recurring net pre-tax gain of $100 million relating to gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced 1998 restructuring charges. 1998 includes pre-tax restructuring charges of $493 million. 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.